EXHIBIT 17.1

July 16, 2013

Mr. Rick Wessel,
CEO and Chairman of the Board
First Cash Financial Services, Inc.
690 E. Lamar St., Suite 400
Arlington, TX 76011

Dear Rick:

Please accept my resignation from the Board of Directors of First Cash Financial Services, Inc. effective July 16, 2013. My decision to resign is based on my decision to accept a full-time diplomatic position for my country of México. There are no disagreements with management or the Board regarding any matters of First Cash.

Sincerely,

/s/ Ambassador Jorge Montaño
Ambassador Jorge Montaño